Letter to Commission Pursuant
                              to Temporary Note 3T

EXHIBIT 99.1

                                  May 20, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Repligen Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the March 31, 2002 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                                Very truly yours,

                                                Repligen Corporation

                                                /s/ Walter Herlihy

                                                Walter Herlihy
                                                Chief Financial Officer